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Exhibit 99.2

Synopsys Employee Stock Option Exchange Program Submitted to Stockholders for Approval

        I am writing to let you know that we have submitted the proposed option exchange program described in my letter dated March 30th to stockholders for approval at our 2005 Annual Meeting of Stockholders. The Annual Meeting will be held on Monday, May 23 at 10:00 a.m. in the Diamond conference room in Building B of the Mountain View campus.

        If stockholders approve the program, employees would be able to exchange stock options with exercise prices equal to or greater than $25.00 per share for a lesser number of new options at an exercise price equal to the fair market value of our common stock on the grant date of the new options.

Your Vote Counts—Please Remember To Vote

        If you are also a Synopsys stockholder, I encourage you to take the opportunity to vote on the option exchange program and other items being submitted for stockholder approval by returning your proxy as soon as possible after you receive it in the mail. You can also vote on the Web or by telephone by following the instructions on your proxy card. All of the items being submitted for stockholder approval are described in our definitive proxy statement available on our website at http://www.synopsys.com/corporate/invest/sec_filings.html and on the SEC's website at www.sec.gov. Additionally, a Frequently Asked Questions (FAQ) document is available at http://wwin.synopsys.com/headline_oep/faq.html to answer questions you may have about the proposed option exchange program. Due to SEC regulations, we cannot provide further written information regarding the options exchange program unless the text is also filed with the SEC; therefore, we will not be able to communicate any additional information at this time.

I am extremely pleased with this proposed program and look forward to providing more information following our annual meeting.

Aart

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  Exhibit 99.2